Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS FOURTH
QUARTER AND FULL YEAR 2014 RESULTS

RALEIGH, NC - March 2, 2015, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies, today announced its financial and operating results for the fourth quarter of 2014 and the full year of 2014.

Fourth Quarter 2014 Highlights

•	Total Investment Portfolio: $887.2 million

•	Total Net Assets (Equity): $530.8 million

•	Net Asset Value Per Share (Book Value): $16.11

•	Weighted Average Yield on Debt Investments: 13.0%

•	Efficiency Ratio (G&A Expenses/Total Investment Income): 22.7%

•	Investment Portfolio Activity for the Quarter Ended December 31, 2014

•	Cost of investments made during the period: $129.0 million

•	Principal repayments (excluding PIK interest repayments) during the period: $45.0 million

•	Proceeds related to the sale of equity investments during the period: $22.1 million

•	Non-Accrual Assets as a Percentage of Total Portfolio Cost/Fair Value: 5.8% / 3.0%

•	Financial Results for the Quarter Ended December 31, 2014

•	Total investment income: $30.7 million

•	Net investment income: $18.1 million

•	Net investment income per share: $0.55

•	Regular quarterly dividend per share: $0.54

•	Supplemental dividend per share: $0.05

•	Net realized losses: $3.2 million

•	Net increase in net assets resulting from operations: $0.5 million

•	Net increase in net assets resulting from operations per share: $0.01

Full Year 2014 Highlights

•	Efficiency Ratio (G&A Expenses/Total Investment Income): 20.4%

•	Investment Portfolio Activity for the Year Ended December 31, 2014

•	Cost of investments made during the period: $474.6 million

•	Principal repayments (excluding PIK interest repayments) during the period: $170.6 million

•	Proceeds related to the sale of equity investments during the period: $51.5 million

•	Financial Results for the Year Ended December 31, 2014

•	Total investment income: $104.5 million

•	Net investment income: $62.0 million

•	Net investment income per share: $2.08

•	Regular quarterly dividends per share: $2.16

•	Supplemental dividends per share: $0.40

•	Net realized gains: $13.6 million

•	Net increase in net assets resulting from operations: $28.4 million

•	Net increase in net assets resulting from operations per share: $0.95

In commenting on the Company’s results, Garland S. Tucker, III, Chairman and Chief Executive Officer, stated, “The fourth quarter represented a strong end to the year for Triangle Capital.  We remained active in the investing market, we generated a record amount of investment income, and we generated $0.55 per share of net investment income.  As we move into 2015 we are pleased with the quality of our investment portfolio, the strength of our balance sheet, and the opportunities we see across the lower middle market.”

Fourth Quarter 2014 Results

Total investment income during the fourth quarter of 2014 was $30.7 million, compared to total investment income of $22.0 million for the fourth quarter of 2013, representing an increase of 39.4%. The Company’s increase in investment income was primarily attributable to a year-over-year increase in the size of our investment portfolio as well as an increase in non-recurring fee and dividend income of $3.5 million from December 31, 2013 to December 31, 2014. These increases were partially offset by a $1.9 million decrease in investment income relating to non-accrual assets and a decrease in the weighted average yield on debt investments from December 31, 2013 to December 31, 2014.

Net investment income during the fourth quarter of 2014 was $18.1 million, compared to net investment income of $13.2 million for the fourth quarter of 2013, representing an increase of 36.7%. Net investment income per share during the fourth quarter of 2014 was $0.55, based on weighted average shares outstanding during the quarter of 32.9 million, compared to $0.48 per share during the fourth quarter of 2013, based on weighted average shares outstanding of 27.7 million.

The Company’s net increase in net assets resulting from operations was $0.5 million during the fourth quarter of 2014, compared to $17.8 million during the fourth quarter of 2013. The Company’s net increase in net assets resulting from operations was $0.01 per share during the fourth quarter of 2014, based on weighted average shares outstanding of 32.9 million, compared to $0.64 per share during the fourth quarter of 2013, based on weighted average shares outstanding of 27.7 million.

Full Year 2014 Results

For the year ended December 31, 2014, total investment income was $104.5 million, compared to total investment income of $101.0 million for the year ended December 31, 2013, representing an increase of 3.4%. The increase was primarily due to (i) higher average portfolio loan balances from December 31, 2013 to December 31, 2014 and (ii) an increase in non-recurring dividend income of $2.3 million. These increases were partially offset by a decrease in non-recurring fee income of $2.0 million, a $4.2 million decrease in investment income relating to non-accrual assets and a decrease in the weighted average yield on our debt investments from December 31, 2013 to December 31, 2014.

Net investment income for 2014 was $62.0 million, compared to net investment income of $61.5 million during 2013, representing an increase of 0.8%. Net investment income per share during 2014 was $2.08, based on a weighted average share count of 29.8 million, compared to $2.23 per share during 2013, based on a weighted average share count of 27.6 million.

The Company’s net increase in net assets resulting from operations during the year ended December 31, 2014, was $28.4 million, compared to $81.2 million for the year ended December 31, 2013. The Company’s net increase in net assets resulting from operations was $0.95 per share during 2014, based on the Company’s weighted average shares outstanding of 29.8 million, compared to $2.94 per share in 2013, based on the Company’s weighted average shares outstanding of 27.6 million.

The Company’s net asset value per share at December 31, 2014, was $16.11, based on total shares outstanding at December 31, 2014, of 33.0 million, compared to the Company’s net asset value per share at December 31,

2013, of $16.10, based on total shares outstanding at December 31, 2013, of 27.7 million. As of December 31, 2014, the Company’s weighted average yield on all of its outstanding debt investments (other than non-accrual debt investments) was 13.0%, compared to 14.1% at December 31, 2013.

Liquidity and Capital Resources

Commenting on the Company’s liquidity position, Steven C. Lilly, Chief Financial Officer of the Company, stated, “Triangle has further strengthened its balance sheet over the last several months, issuing additional equity and long-term fixed-rate debt to fund our growing investment portfolio.  Including the effects of our recent bond offering, we have approximately $265 million of available liquidity to support new investment opportunities in 2015.”

At December 31, 2014, the Company had cash and cash equivalents totaling $78.8 million and $102.4 million of available borrowing capacity under its $165.0 million senior credit facility.

As of December 31, 2014, the Company had outstanding non-callable, fixed-rate Small Business Administration (“SBA”) guaranteed debentures totaling $224.8 million with a weighted average interest rate of 4.03%.

In February 2015, the Company sold, in an underwritten public offering, $86.3 million in aggregate principal amount of 6.375% notes due 2022 resulting in net proceeds to the Company, after underwriting discounts and offering expenses, of $83.3 million. The notes will mature on March 15, 2022, and may be redeemed in whole or in part at any time or from time to time at the Company's option on or after March 15, 2018. The notes bear interest at a rate of 6.375% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2015.

Dividend Information

On February 25, 2015, Triangle announced that its board of directors had declared cash dividends totaling $0.59 per share, consisting of a regular quarterly dividend of $0.54 per share and a supplemental dividend of $0.05 per share. The regular quarterly dividend was the Company’s 33rd consecutive quarterly dividend since its initial public offering in February, 2007. The record date for both the regular quarterly dividend and the supplemental dividend is March 11, 2015, and the payment date is March 25, 2015.

As previously announced, Triangle intends to pay shareholders an additional $0.05 per share on a quarterly basis ($0.20 per share on an annual basis) for at least the next three years beginning with the third quarter of 2014. The supplemental dividends are expected to be declared and paid in connection with, and in addition to, Triangle’s regular quarterly dividends.

Recent Portfolio Activity

During the year ended December 31, 2014, the Company made twenty eight new investments, including recapitalizations of existing portfolio companies, totaling $429.7 million, additional debt investments in eleven existing portfolio companies totaling $37.6 million and additional equity investments in six existing portfolio companies totaling $7.3 million. The Company had sixteen portfolio company loans repaid at par totaling $150.5 million, which resulted in realized gains totaling $0.8 million, and received normal principal repayments, partial loan prepayments and PIK interest repayments totaling $30.9 million. The Company converted debt investments in two portfolio companies into equity investments and recognized net realized losses on such conversions totaling $11.0 million. The Company wrote-off investments in five portfolio companies and recognized realized losses on the write-offs of $13.9 million. In addition, the Company received proceeds related to the sales of certain equity securities totaling $51.5 million and recognized net realized gains on such sales totaling $37.7 million.

New investment transactions which occurred during the fourth quarter of 2014 are summarized as follows:

In October, 2014, the Company made a $15.5 million investment in Halcyon Healthcare (“Halcyon”) consisting of unitranche debt and equity. Halcyon, based in Atlanta, Georgia, is a provider of hospice services.

In October, 2014 the Company made a $24.0 million subordinated debt investment in DialogDirect, Inc. (“DialogDirect”) as part of a recapitalization financing. DialogDirect is a business process outsourcing provider that specializes in printing, fulfillment and call center services.

In October, 2014, the Company made a $0.2 million investment in Nautic Partners VII, LP (“Nautic”). Nautic is a private equity fund that focuses on change-of-control financing.

In November, 2014, the Company made a  $24.5 million investment in Orchid Underwriters Agency, LLC ("Orchid") consisting of subordinated debt and equity. Orchid is a specialty underwriter of excess and surplus insurance for high-value properties in U.S. and Caribbean coastal regions.

In November, 2014, the Company made an $11.6 million investment in TGaS Advisors ("TGaS") consisting of unitranche debt and equity. TGaS provides benchmarking services and other information advisory solutions to pharmaceutical companies.

In November, 2014, the Company made a $35.0 million unitranche debt investment in Gilchrist & Soames ("G&S"). G&S designs, manufactures and supplies personal care products to the luxury hospitality market.

New portfolio investments subsequent to quarter end are summarized as follows:

In January, 2015, the Company made a $22.0 million investment in Nomacorc, LLC (“Nomacorc”) consisting of subordinated debt and equity. Nomacorc, a North Carolina based company, is the world’s largest producer of synthetic wine corks.

In February, 2015, the Company made a $32.1 million investment in NB Products, Inc. (“NBP”) consisting of subordinated debt and equity. NBP is a designer and distributor of branded and private label products, primarily high-performance work apparel and accessories.

Annual Meeting of Stockholders

The 2015 Annual Meeting of Stockholders of Triangle Capital Corporation will be held at the Woman’s Club of Raleigh, 3300 Woman’s Club Drive, Raleigh, North Carolina 27612 on Wednesday, May 6, 2015, at 8:30 a.m. (Eastern Time) for stockholders of record as of the close of business on February 27, 2015.

Conference Call to Discuss Fourth Quarter and Full Year 2014 Results

Triangle has scheduled a conference call to discuss fourth quarter and full year 2014 operating and financial results for Monday, March 2, 2015, at 9:00 a.m. (Eastern Time).

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 6, 2015. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 76962093.

Triangle’s quarterly and annual results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until March 30, 2015.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of investment structures with a primary focus on mezzanine financing with equity components. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $35.0 million per transaction in companies with annual revenues between $20.0 million and $200.0 million and EBITDA between $3.0 million and $35.0 million.

Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov and stockholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts

Sheri Blair Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com

TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	December 31,
	2014	2013
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $717,233,688 and $528,021,069 at December 31, 2014 and 2013, respectively)	$693,312,886	$546,043,946
Affiliate investments (cost of $175,182,171 and $107,418,051 at December 31, 2014 and 2013, respectively)	178,935,236	107,536,534
Control investments (cost of $29,636,763 and $18,378,665 at December 31, 2014 and 2013, respectively)	14,975,000	10,792,709
Total investments at fair value	887,223,122	664,373,189
Cash and cash equivalents	78,759,026	133,304,346
Interest and fees receivable	7,409,105	5,255,760
Prepaid expenses and other current assets	389,105	831,544
Deferred financing fees	10,216,817	11,063,716
Property and equipment, net	108,753	60,525
Total assets	$984,105,928	$814,889,080
Liabilities:
Accounts payable and accrued liabilities	$7,144,673	$7,493,928
Interest payable	3,365,237	3,017,645
Taxes payable	2,506,031	1,064,544
Deferred income taxes	3,363,669	3,514,376
Borrowings under Credit Facility	62,619,883	11,221,246
Notes	149,500,000	149,500,000
SBA-guaranteed debentures payable	224,779,806	193,285,211
Total liabilities	453,279,299	369,096,950
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 32,950,288 and 27,697,483 shares issued and outstanding as of December 31, 2014 and 2013, respectively)	32,950	27,697
Additional paid in capital	542,119,994	409,042,893
Investment income in excess of distributions	12,926,514	8,610,735
Accumulated realized gains on investments	12,464,699	20,665,371
Net unrealized appreciation (depreciation) of investments	(36,717,528)	7,445,434
Total net assets	530,826,629	445,792,130
Total liabilities and net assets	$984,105,928	$814,889,080
Net asset value per share	$16.11	$16.10

TRIANGLE CAPITAL CORPORATION
Consolidated Statements of Operations

	Year Ended December 31,
	2014	2013	2012
Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$71,236,560	$71,521,118	$61,903,487
Affiliate investments	16,431,960	12,022,682	12,835,193
Control investments	1,067,743	190,609	210,019
Total loan interest, fee and dividend income	88,736,263	83,734,409	74,948,699
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	12,157,132	12,661,244	11,486,261
Affiliate investments	3,368,546	4,335,276	3,421,855
Control investments	12,071	23,975	80,502
Total payment-in-kind interest income	15,537,749	17,020,495	14,988,618
Interest income from cash and cash equivalent investments	237,671	273,461	431,150
Total investment income	104,511,683	101,028,365	90,368,467
Operating expenses:
Interest and other financing fees	21,180,153	20,234,583	16,412,898
General and administrative expenses	21,315,182	19,264,885	16,293,172
Total operating expenses	42,495,335	39,499,468	32,706,070
Net investment income	62,016,348	61,528,897	57,662,397
Realized and unrealized gains (losses) on investments and foreign currency borrowings:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	7,396,233	15,882,401	3,869,571
Affiliate investments	7,732,820	4,828,062	1,953,166
Control investments	(1,497,725)	(2,290,919)	838,039
Net realized gains (losses)	13,631,328	18,419,544	6,660,776
Net unrealized appreciation (depreciation):
Investments	(45,234,198)	1,811,265	(2,878,015)
Foreign currency borrowings	1,071,236	404,408	—
Net unrealized appreciation (depreciation)	(44,162,962)	2,215,673	(2,878,015)
Net realized and unrealized gains (losses) on investments and foreign currency borrowings	(30,531,634)	20,635,217	3,782,761
Loss on extinguishment of debt	—	(412,673)	(829,811)
Provision for taxes	(3,122,266)	(539,561)	(551,830)
Net increase in net assets resulting from operations	$28,362,448	$81,211,880	$60,063,517
Net investment income per share — basic and diluted	$2.08	$2.23	$2.16
Net increase in net assets resulting from operations per share —basic and diluted	$0.95	$2.94	$2.25
Dividends/distributions per share:
Regular quarterly dividends/distributions	$2.16	$2.16	$2.02
Supplemental dividends/distributions	0.40	—	—
Total dividends/distributions	$2.56	$2.16	$2.02
Weighted average number of shares outstanding — basic and diluted	29,775,099	27,576,302	26,740,776

TRIANGLE CAPITAL CORPORATION
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net increase in net assets resulting from operations	$28,362,448	$81,211,880	$60,063,517
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(474,576,082)	(174,320,204)	(348,938,154)
Repayments received/sales of portfolio investments	222,031,703	247,354,440	159,278,326
Loan origination and other fees received	7,474,178	2,150,794	5,631,915
Net realized gain on investments	(13,631,328)	(18,419,544)	(6,660,776)
Net unrealized (appreciation) depreciation on investments	45,384,904	(3,983,185)	2,164,302
Net unrealized appreciation on foreign currency borrowings	(1,071,236)	(404,408)	—
Deferred income taxes	(150,707)	2,171,920	713,714
Payment-in-kind interest accrued, net of payments received	(4,717,739)	(4,977,824)	(5,885,069)
Amortization of deferred financing fees	1,655,923	1,547,332	1,150,466
Loss on extinguishment of debt	—	412,673	829,811
Accretion of loan origination and other fees	(3,820,516)	(3,890,192)	(3,414,778)
Accretion of loan discounts	(995,053)	(1,484,751)	(1,899,914)
Accretion of discount on SBA-guaranteed debentures payable	184,595	180,632	177,075
Depreciation expense	48,363	40,151	33,038
Stock-based compensation	5,840,464	3,980,708	3,030,757
Changes in operating assets and liabilities:
Interest and fees receivable	(2,153,345)	(2,605,582)	(766,783)
Prepaid expenses and other current assets	442,439	(428,421)	220,195
Accounts payable and accrued liabilities	(349,255)	1,088,358	2,288,748
Interest payable	347,592	(118,929)	(385,358)
Taxes payable	1,441,487	(2,146,445)	1,808,123
Net cash provided by (used in) operating activities	(188,251,165)	127,359,403	(130,560,845)
Cash flows from investing activities:
Purchases of property and equipment	(96,591)	(45,141)	(30,269)
Net cash used in investing activities	(96,591)	(45,141)	(30,269)
Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	31,310,000	—	30,000,000
Repayments of SBA-guaranteed debentures payable	—	(20,500,000)	(40,810,000)
Borrowings under credit facility	92,469,873	11,625,654	26,000,000
Repayments of borrowings under credit facility	(40,000,000)	—	(41,000,000)
Proceeds from notes	—	—	149,500,000
Financing fees paid	(809,024)	(700,291)	(7,620,818)
Proceeds from public stock offerings, net of expenses	127,730,614	—	77,122,974
Common stock withheld for taxes upon vesting of restricted stock	(2,608,031)	—	(2,885,904)
Taxes paid on deemed distribution of long-term capital gains	—	—	(2,494,033)
Cash dividends/distributions paid	(74,290,996)	(56,735,702)	(51,789,022)
Net cash provided by (used in) financing activities	133,802,436	(66,310,339)	136,023,197
Net increase (decrease) in cash and cash equivalents	(54,545,320)	61,003,923	5,432,083
Cash and cash equivalents, beginning of year	133,304,346	72,300,423	66,868,340
Cash and cash equivalents, end of year	$78,759,026	$133,304,346	$72,300,423
Supplemental disclosure of cash flow information:
Cash paid for interest	$18,330,991	$17,980,390	$15,075,903
Summary of non-cash financing transactions:
Dividends paid through DRIP share issuances	$3,017,944	$2,899,813	$3,300,031